PRICING SUPPLEMENT NO. 7                                          Rule 424(b)(3)
DATED: January  22, 2001                                      File No. 333-52902
(To Prospectus dated January 11, 2001,
and Prospectus Supplement dated January 11, 2001)

                                 $9,015,893,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B

Principal Amount: $300,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 1/25/2001   Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  1/25/2002        CUSIP#: 073928SN4

Option to Extend Maturity:       No  [x]
                                 Yes [ ] Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------        -----------

         *                    *                   *                   *

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                     Maximum Interest Rate:  N/A

[ ]   Commercial Paper Rate              Minimum Interest Rate:  N/A

[x]   Federal Funds Rate                 Interest Reset Date(s):  Daily

[ ]   Treasury Rate                      Interest Reset Period:  Daily

[ ]   LIBOR Reuters                      Interest Payment Date(s):  **

[ ]   LIBOR Telerate

[ ]   Prime Rate

[ ]   CMT Rate

Initial Interest Rate:  5.88%            Interest Payment Period: Monthly

Index Maturity:  N/A

Spread (plus or minus): +0.18%*

* Investor may elect on 4/20/01 to put all, but not less than all, of the Notes to the issuer; in such event the Notes will mature on 7/25/01 and the interest rate will be adjusted from the date of the put election through maturity to the Federal Funds Open Rate -0.13%.

If investor has not previously elected to exercise the put described above, investor may further elect on 7/20/01 to put all, but not less than all, of the Notes to the issuer; in such event the Notes will mature on 10/25/01 and the interest rate will be adjusted from the date of the put election through maturity to the Federal Funds Open Rate -0.09%.

** On the 25th of each month and at Maturity.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.